Exhibit 5.1

                      Paul, Hastings Janofsky & Walker LLP
                       515 South Flower Street, 25th Floor
                              Los Angeles, CA 90071

                                January 14, 2003

BioMarin Pharmaceutical Inc.
371 Bel Marin Keys Boulevard, Suite 210
Novato, CA 94949

Re:      Registration Statement on Form S-3

Ladies and Gentlemen

You have requested our opinion with respect to certain matters in connection with the filing by BioMarin Pharmaceutical Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus (the "Prospectus") covering the shares of the Company's Common Stock, $0.001 par value (the "Shares") to be offered by the Company from time to time pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act of 1933, with aggregate gross proceeds of up to $150,000,000, as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation, the Company's Restated Bylaws, and the originals or copies certified to our satisfaction of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and that at the time the Shares are issued, the Company will have sufficient authorized and unissued shares of Common Stock, that the terms of the offer and sale of the Shares will have been properly authorized by resolutions of the Company's Board of Directors and that such resolutions shall require, among other things, the payment of valid consideration for the Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the Registration Statement and authorizing resolutions of the Company's Board of Directors, will be legally issued, fully paid, and nonassessable.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP